UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________
FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): November 10, 2017

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:  (972) 431-1000
 Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1943 (§240.12b-2 of this chapter)

Emerging Growth Company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
□

Item 2.02	Results of Operations and Financial Condition.

On November 10, 2017, J. C. Penney Company, Inc. (the “Company”) issued an earnings press release announcing, and hosted a publicly-available live conference call to discuss, its 2017 third quarter results of operations and financial condition. The full text of the press release and the transcript of the conference call are attached as Exhibit 99.1 and Exhibit 99.2, respectively.

The press release and accompanying schedules provide certain information regarding (i) adjusted earnings before net interest expense, income tax expense/(benefit) and depreciation and amortization (adjusted EBITDA), (ii) adjusted net income/(loss), (iii) adjusted earnings/(loss) per share - diluted and (iv) free cash flow, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. A reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is included with the release.

The Company defines (i) adjusted EBITDA as net income/(loss) excluding net interest expense (including the (gain)/loss on extinguishment of debt), income tax expense/(benefit), depreciation and amortization, restructuring and management transition charges, the impact of the Company’s qualified defined benefit pension plan, the net gain on the sale of non-operating assets and the proportional share of net income from the Company’s joint venture formed to develop the excess property adjacent to the Company’s Home Office in Plano, Texas (Home Office Land Joint Venture), (ii) adjusted net income/(loss) as net income/(loss) excluding restructuring and management transition charges, the impact of the Company’s qualified defined benefit pension plan, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income related to the Company’s qualified defined benefit pension plan and interest rate swaps and (iii) adjusted earnings/(loss) per share - diluted as earnings/(loss) per share - diluted excluding restructuring and management transition charges, the impact of the Company’s qualified defined benefit pension plan, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income related to the Company’s qualified defined benefit pension plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income related to the Company’s qualified defined benefit pension plan and interest rate swaps are not directly related to the Company’s ongoing core business operations, which consists of selling merchandise and services to consumers through the Company’s department stores and the Company’s website at jcpenney.com. Pension plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond the Company’s control, such as market volatility. Accordingly, the Company eliminates pension plan expense/(income) in its entirety as the Company views all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in the Company’s consolidated financial statements. The Company believes that the presentation of these non-GAAP financial measures, which management uses to assess the Company’s operating results, is useful in order to better understand the Company’s financial performance and facilitate the comparison of the Company’s results to the results of its peer companies.

The Company defines free cash flow as cash flow from operating activities less capital expenditures, plus proceeds from the sale of operating assets. The Company believes that free cash flow is a relevant indicator of its ability to repay maturing debt, revise its dividend policy or fund other uses of capital that the Company believes will enhance stockholder value. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any.

The Company believes it is important to view each of these non-GAAP financial measures in addition to, rather than as a substitute for, the GAAP measures of net income/(loss), earnings/(loss) per share - diluted, and cash flow from operating activities, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1	J. C. Penney Company, Inc. News Release issued November 10, 2017
	Exhibit 99.2	Transcript of conference call hosted by J. C. Penney Company, Inc. on November 10, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Jeffrey A. Davis
Jeffrey A. Davis Executive Vice President and Chief Financial Officer

Date:  November 13, 2017